TREDEGAR INDUSTRIES, INC.

                              ARTICLES OF AMENDMENT

                                       I.

         The  name  of  the  Corporation  is  Tredegar  Industries,  Inc.   (the
"Corporation").

                                       II.

         Article I of the Corporation's Articles of Incorporation is hereby amended to read as follows:

         "The  name  of  the  Corporation  is  Tredegar Corporation."

                                      III.

         The amendment was proposed by the board of directors and submitted to the shareholders of the Corporation in accordance with Chapter 9 of Article 13.1 of the Code of Virginia. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation      Number of Outstanding Shares      Number of Votes
-----------      ----------------------------      ---------------
Common           36,441,339                          33,693,653

         The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation              Number of Undisputed Votes for the Amendment

Common                                 33,693,653




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         The number of votes cast for the  amendment  by each  voting  group was sufficient for approval by that voting group.

                                   TREDEGAR INDUSTRIES, INC.



Dated:  May 20, 1999               By:      /s/ Nancy M. Taylor
                                            ------------------------------------
                                            Nancy M. Taylor
                                            Vice President and Secretary